Exhibit 23.1.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2012 with respect to the i) balance sheet of Cypress Equipment Fund A, LLC (a development stage enterprise) as of December 31, 2011 and the ii) consolidated balance sheet of Cypress Equipment Management Corporation VI (a development stage enterprise) and its Subsidiary as of December 31, 2011, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
San Francisco, California
March 1, 2012

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